Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010, and the Index Supplement dated August 31, 2010)	Filed Pursuant to Rule 433 Registration No. 333-169119 November 15, 2010

$[—] Notes due November [ ], 2015 Linked to the Performance of the S&P 500® Total Return Index and the S&P 500® VIX Mid-Term FuturesTM Total Return Index Global Medium-Term Notes, Series A, E-6170

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	November [ ], 2010*

Issue Date:	November [ ], 2010

Final Valuation Date:	November [ ], 2015*

Maturity Date:	November [ ], 2015 **

Denominations:	Minimum denomination of $100.00, and integral multiples of $100.00 in excess thereof

Reference Assets:

A basket consisting of the following two indices (the “constituent indices”) and any interest bearing Cash Asset, each as further described in “Description of the Reference Assets” below:

•        S&P 500® Total Return Index (the “Equity Index”) (Bloomberg ticker symbol “SPTR <Index>”)

•       S&P 500® VIX Mid-Term FuturesTM Total Return Index (the “Volatility Futures Index”) (Bloomberg ticker symbol “SPVXMTR <Index>”)

•       A notional investment at the USD Overnight LIBOR (the “Cash Asset”) (Bloomberg ticker symbol “US00ON <Index>”) during any period where a Stop Loss Event occurs or exists, as described below

The index sponsor of both the Equity Index and the Volatility Futures Index is Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”).

Portfolio:	The return on the Notes is linked to the performance of a notional portfolio (the “Portfolio”) created by Barclays Bank PLC for purposes of issuing these Notes and as described herein. The Portfolio seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among the Equity Index, the Volatility Futures Index and, as applicable, any Cash Asset. The allocation of its notional investments in the Equity Index, the Volatility Futures Index and any Cash Asset in the Portfolio will vary during the term of the Notes according to a dynamic allocation mechanism (the “Strategy”), as described further herein. Any holders of the Notes will have no legal or beneficial interest in the Portfolio or any of its components.

Closing Indicative Value of the Net Asset Value of the Portfolio:

The net asset value of the Portfolio (“PNAV”) represents the notional return that would be generated by an investment in the Portfolio as described below under “Portfolio Return” less certain applicable Investor Fee (as further described below). The closing indicative value of PNAV on any Valuation Date will be calculated in the following manner:

The closing indicative value of PNAV per $100.00 principal amount Note on the Initial Valuation Date will equal $100.00.

On each subsequent Valuation Date until maturity or early redemption, the closing indicative value of PNAV shall equal (a) the closing indicative value of PNAV on the Valuation Date immediately preceding such Valuation Date, times the Daily Portfolio Factor on such Valuation Date, minus (b) the applicable Investor Fee on such Valuation Date.

Daily Portfolio Factor:	The Daily Portfolio Factor on a Valuation Date shall equal the Portfolio Return on such Valuation plus one.

Portfolio Return:

The Portfolio Return on a Valuation Date shall be calculated as follows:

( WE × Equity Index Return) + (WVol × Volatility Futures Index Return) + (WCash × Cash Asset Return)

Where:

“WE” means the applicable Equity Weight determined on the index business day immediately preceding such Valuation Date;

“WVol” means the applicable Volatility Weight determined on the index business day immediately preceding such Valuation Date;

“WCash” means the applicable Cash Weight determined on the index business day immediately preceding such Valuation Date.

Equity Index Return:

The Equity Index Return on any Valuation Date will equal (a) the closing level of the Equity Index on such Valuation Date minus the closing level of the Equity Index on the immediately preceding Valuation Date, divided by (b) the closing level of the Equity Index on the immediately preceding Valuation Date.

The closing level of the Equity Index on the Initial Valuation Date is [    ].

Volatility Futures Index Return:

The Volatility Futures Index Return on any Valuation Date will equal (a) the closing level of the Volatility Futures Index on such Valuation Date minus the closing level of the Volatility Futures Index on the immediately preceding Valuation Date, divided by (b) the closing level of the Volatility Futures Index on the immediately preceding Valuation Date.

The closing level of the Volatility Futures Index on the Initial Valuation Date is [    ].

Cash Asset Return:	The Cash Asset Return on any Valuation Date will be equal to (a) the value of the USD Overnight LIBOR effective as of the Valuation Date immediately preceding the applicable Valuation Date times (b) a fraction, the numerator of which is the number of calendar days from but excluding such immediately preceding Valuation Date to and including the applicable Valuation Date, and the denominator of which is 360.

Equity Weight:

With respect to the Equity Index Return on a Valuation Date, the weight, as determined by the Calculation Agent on the index business day preceding such Valuation Date, that corresponds to the applicable Realized Volatility Indicator and the applicable Implied Volatility Trend Indicator as set forth in the table below; provided, however, that, if on the index business day immediately preceding such Valuation Date a Stop Loss Event occurs, the Equity Weight with respect to the Equity Index Return on such Valuation Date shall be 0%. In determining the weight with respect to a Valuation Date, the Calculation Agent will calculate the Realized Volatility Indicator and the Implied Volatility Trend Indicator on the index business day preceding such Valuation Date, with such index business day being the index business day “t” in accordance with the formulae under “Realized Volatility Indicator” and “Implied Volatility Trend Indicator” below, respectively.

For the avoidance of doubt, if a previously existing Stop Loss Event ceases to exist on the index business day immediately preceding a Valuation Date, the Equity Weight with respect to the Equity Index Return on such Valuation Date will be the weight determined by the Calculation Agent as described above.

Realized Volatility Indicator (“RVI”)	Equity Weight
	Implied Volatility Trend Indicator equals “Downtrend”	Implied Volatility Trend Indicator equals “No Trend”	Implied Volatility Trend Indicators equals “Uptrend”
Less than 10%	97.5%	97.5%	90%

10% < RVI < 20%	97.5%	90%	85%

20% < RVI < 35%	90%	85%	75%

35% < RVI < 45%	85%	75%	60%

More than 45%	75%	60%	60%

The Equity Weight on the Initial Valuation Date is [90.00%].

Volatility Weight:

With respect to the Volatility Futures Index Return on a Valuation Date, the weight, as determined by the Calculation Agent on the index business day preceding such Valuation Date, that corresponds to the applicable Realized Volatility Indicator and the applicable Implied Volatility Trend Indicator as set forth in the table below; provided, however, that, if on the index business day immediately preceding such Valuation Date a Stop Loss Event occurs, the Volatility Weight with respect to the Volatility Futures Index Return on such Valuation Date shall be 0%. In determining the weight with respect to a Valuation Date, the Calculation Agent will calculate the Realized Volatility Indicator and the Implied Volatility Trend Indicator on the index business day preceding such Valuation Date, with such index business day being the index business day “t” in accordance with the formulae under “Realized Volatility Indicator” and “Implied Volatility Trend Indicator” below, respectively.

For the avoidance of doubt, if a previously existing Stop Loss Event ceases to exist on the index business day immediately preceding a Valuation Date, the Volatility Weight with respect to the Volatility Futures Index Return on such Valuation Date will be the weight determined by the Calculation Agent as described above.

Realized Volatility Indicator (“RVI”)	Volatility Weight
	Implied Volatility Trend Indicator equals “Downtrend”	Implied Volatility Trend Indicator equals “No Trend”	Implied Volatility Trend Indicators equals “Uptrend”
Less than 10%	2.5%	2.5%	10%

10% < RVI < 20%	2.5%	10%	15%

20% < RVI < 35%	10%	15%	25%

35% < RVI < 45%	15%	25%	40%

More than 45%	25%	40%	40%

The Volatility Weight on the Initial Valuation Date is [10.00%].

Cash Weight:

With respect to the Cash Asset Return on a Valuation Date, the weight calculated as follows by the Calculation Agent on the index business day immediately preceding such Valuation Date:

100% minus (a) the Equity Weight with respect to such Valuation date minus (b) the Volatility Weight with respect to such Valuation Date

For the avoidance of doubt, the Cash Weight with respect to the Cash Asset Return on a Valuation Date will be 0% unless on the index business day immediately preceding such Valuation Date a Stop Loss Event occurs, in which case the Cash Weight on such Valuation Date shall be determined as described above.

The Cash Weight on the Initial Valuation Date is 0%.

FWP–2

Realized Volatility Indicator

The realized volatility is a historical calculation of the degree of movement of the price of an asset over a period of time, based on prices of the asset observed daily in the market over a specified period.

The Realized Volatility Indicator on an index business day “t” will be the annualized 22-day realized volatility level of the S&P 500® Index equal to the square root of the fraction, the numerator of which is (a) 252 times (b) the sum of 22 daily S&P 500® Index (Bloomberg ticker symbol “SPX <Index>”) logarithmic returns squared over the 23 index business days immediately preceding such index business day “t”, and the denominator of which is 22. The Realized Volatility Indicator on an index business day “t” will be calculated by the Calculation Agent as follows:

Where:

RVt-1 = With respect to an index business day “t”, the annualized 22-day realized volatility level of the S&P 500® Index, calculated by the Calculation Agent as of the index business day immediately preceding such index business day “t”;

252 = The number of trading days in a calendar year;

ln = The natural logarithm of the ratio of SPX t-n to SPXt-n-1;

= The sum of 22 daily S&P 500® Index (Bloomberg ticker symbol “SPX <Index>”) logarithmic returns squared over the 23 index business days immediately preceding such index business day “t”;

SPX = the closing level of the S&P 500 Index on the applicable index business day.

Implied Volatility Trend Indicator

The Implied Volatility Trend Indicator aims to anticipate changes in the volatility environment by observing 5-day and 20-day moving averages of the CBOE Volatility Index® (the “VIX Index”)(Bloomberg ticker symbol “VIX <Index>”).

Determining the Implied Volatility Trend Indicator on an index business day “t” involves three steps by the Calculation Agent:

Step 1: Calculate the 5-day implied volatility average and the 20-day implied volatility average.

With respect to an index business day “t”, the 5-day implied volatility average is calculated as of the immediately preceding index business day as follows:

Where:

5IVt-1 = The 5-day implied volatility average with respect to the index business day “t”, calculated as of the immediately preceding index business day;

= The sum of the closing value of the VIX Index on each of the 5 index business days immediately preceding the index business day “t”, divided by 5; and

VIX = The closing level of the CBOE Volatility Index® on the applicable index business day. For a description of the CBOE Volatility Index®, please see “—The Constituent Indices—The S&P 500 Mid-Term VIX Futures™ Index TR—CBOE Volatility Index® (VIX)”

With respect to an index business day “t”, the 20-day implied volatility average is calculated as of the immediately preceding index business day as follows:

Where:

20IVt-1 = The 20-day implied volatility average with respect to the index business day “t”, calculated as of the immediately preceding index business day;

FWP–3

= The sum of the closing value of the VIX Index on each of the 20 index business days immediately preceding the index business day “t”, divided by 20; and

VIX = The closing level of the CBOE Volatility Index® on the applicable index business day. For a description of the CBOE Volatility Index®, please see “—The Constituent Indices—The S&P 500 Mid-Term VIX Futures™ Index TR—CBOE Volatility Index® (VIX)”

Step 2: Evaluate the applicable Daily Implied Volatility Trend Indicator.

For an index business day “t”, the Daily Implied Volatility Trend Indicator is deemed to be “Up” (+1) if the 5-day implied volatility average with respect to such index business day “t” is greater than or equal to the 20-day implied volatility average with respect to such index business day “t” .. It is deemed to be “Down” (-1) if the 5-day implied volatility average with respect to such index business day “t” is less than the 20-day implied volatility average with respect to such index business day “t”.

Step 3: Use the Daily Implied Volatility Trend Indicators to determine the Implied Volatility Trend Indicator.

With respect to an index business day “t”, the Implied Volatility Trend Indicator will equal “Uptrend” if the sum of the Daily Implied Volatility Trend Indicators with respect to the ten consecutive index business days immediately preceding such index business day “t” equals 10; the Implied Volatility Trend Indicator will equal “Downtrend” if the sum of the Daily Implied Volatility Trend Indicators with respect to the ten consecutive index business days immediately preceding such index business day “t” equals -10; and the Implied Volatility Trend Indicator will equal “ No Trend” if the sum of the Daily Implied Volatility Trend Indicators with respect to the ten consecutive index business days immediately preceding such index business day “t” is less than 10 and greater than -10.

Stop Loss Event

A Stop Loss Event occurs on an index business day “t” if the 5-day Portfolio Return with respect to index business day “t” is equal to or less than -2.00%.

“5-day Portfolio Return” with respect to an index business day “t” shall be calculated by the Calculation Agent as follows:

Where:

Portfolio Value t-1 = The Portfolio Value on the index business day immediately preceding the index business day “t”;

Portfolio Value t-6 = The Portfolio Value on the sixth index business day preceding the index business day “t”.

Portfolio Value:

The Portfolio Value on the Initial Valuation Date will equal $100.00 per $100.00 principal amount Note.

The Portfolio Value on any subsequent Valuation Date will equal (a) the Portfolio Value on the immediately preceding Valuation Date times (b) the Daily Portfolio Factor on such Valuation Date.

Redemption Amount:

The redemption amount you receive upon maturity or upon early redemption will be calculated as follows:

•       If you hold your Notes to maturity, you will receive a cash payment equal to the closing indicative value of PNAV on the Final Valuation Date.

•       If you redeem your Notes prior to maturity, you will receive a cash payment equal to the closing indicative value of PNAV on the applicable Valuation Date.

The redemption amount cannot be less than $0.00.

Your investment will be fully exposed to any decline of the constituent indices or in the closing indicative value of PNAV. You will lose some or all of your investment at maturity or upon early redemption if the closing indicative value of PNAV has not increased sufficiently to offset the effect of the investor fee.

Investor Fee:

The investor fee on the Initial Valuation Date is equal to zero.

The investor fee on each subsequent Valuation Date until maturity or early redemption will be equal to (a) [0.95]% times (b) the closing indicative value of PNAV on the immediately preceding Valuation Date times (c) a fraction, the numerator of which is the number of calendar days from but excluding such immediately preceding Valuation Date to and including the applicable Valuation Date, and the denominator of which is 365.

Because the Investor Fee reduces the amount of your return at maturity or upon early redemption as described above, the closing indicative value of PNAV will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the increase in the closing indicative value of PNAV is insufficient to offset the negative effect of the Investor Fee, or if the closing indicative value of PNAV decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

Early Redemption:	Subject to the notifications requirements described in this free writing prospectus and the minimum redemption amount of at least 100 Notes, you may elect to require Barclays Bank PLC to redeem your Notes prior to maturity, and you will receive the redemption amount on the early redemption date.

Early Redemption Date:	An Early Redemption Date is the third business day following each Valuation Date (other than the Final Valuation Date). The final Early Redemption Date will be the third business day following the Valuation Date that is immediately prior to the Final Valuation Date.

FWP–4

Valuation Dates*:	Each index business day from, and including, the Initial Valuation Date to, and including, the Final Valuation Date.

Index Business Day:	A day on which both the Equity Index and the Volatility Futures Index are calculated.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PN36 / US06740PN360

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes— Maturity Date” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-10 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	0.10%	99.90%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [0.10]% of the principal amount of the Notes, or $[1.00] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to the Issuer listed herein is the minimum amount of proceeds that the Issuer receives.

FWP–5

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated August 31, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the index supplement, the final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201630/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

FWP–6

Hypothetical Examples

Calculation of Closing Indicative Value of PNAV on a Valuation Date on Which no Stop Loss Event Occurs, Assuming Certain Range of Realized Volatility Indicator and Implied Volatility Trend Indicator Levels

The following example sets forth the methodology used to calculate the closing indicative value of PNAV per $100 principal amount Note on a given hypothetical Valuation Date “t” with respect to which no Stop Loss Event occurs, assuming certain range of Realized Volatility Indicator and Implied Volatility Trend Indicator levels with respect to such Valuation Date “t”. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. The hypothetical amount of Investor Fee calculated in the example below is the amount of Investor Fee on the hypothetical Valuation Date “t” only. The actual cumulative amount of the Investor Fee from the Initial Valuation Date to any given Valuation Date will be dependent upon the path taken by the constituent indices to arrive at their respective closing levels on the Valuation Date immediately preceding such Valuation Date. Past performance is not indicative of future results.

This example of the calculation of the closing indicative value of PNAV per $100 principal amount Note on the given hypothetical Valuation Date “t” makes the following key assumptions:

•	The closing indicative value of PNAV per $100 principal amount Note on Valuation Date “t-1” is $100.057884*;

•	The closing level of the Equity Index on Valuation Date “t” is 1983.473;

•	The closing level of the Equity Index on Valuation Date “t-1” is 1981.585;

•	The closing level of the Volatility Futures Index on Valuation Date “t” is 170801.05;

•	The closing level of the Volatility Futures Index on Valuation Date “t-1” is 170901.83;

•	The Portfolio Value on index business day “t-2” is $99.992502;

•	The Portfolio Value on index business day “t-7” is $100.000000;

•	The value of the USD Overnight LIBOR effective as of Valuation Date “t-1” is 0.22563%;

•	The number of calendar days between Valuation Date “t-1” and Valuation Date “t” is one.

*	This value is based on the assumption that all previously accrued Investor Fees have been properly accounted for.

Step 1: Calculate the Equity Index Return, the Volatility Futures Index Return and the Cash Asset Return on the Valuation Date “t”

Using the closing levels of the Equity Index and the Volatility Futures Index on Valuation Date “t-1” and on Valuation Date “t”, the Equity Index Return and the Volatility Futures Index Return are calculated.

The Equity Index Return is calculated as follows:

(1983.473 – 1981.585) / 1981.585= 0.095277%

The Volatility Futures Index Return is calculated as follows:

(170801.05 – 170901.83) / 170901.83=-0.058970%

The Cash Asset Return is calculated as follows:

0.22563% × (1 / 360) = 0.0006267%

Step 2: Calculate the Investor Fee on the Valuation Date “t”

Using the closing indicative value of PNAV per $100 principal amount Note on Valuation Date “t-1”, the Investor Fee per $100 principal amount Note on the Valuation Date “t” is calculated as follows:

Investor Fee on Valuation Date “t” = 0.95% × $100.057884 × (1 / 365), or $0.0026

Step 3: Determine that no Stop Loss Event occurs with respect to Valuation Date “t”

Using the Portfolio Value on index business day “t-2” and the Portfolio Value on index business day “t-7”, the 5-day Portfolio Return with respect to Valuation Date “t” is calculated on the index business day immediately preceding Valuation Date “t” as follows:

5-day Portfolio Return = $99.992502/$100.000000 – 1 = -0.0075%

Because the 5-day Portfolio Return is greater than -2.00%, no Stop Loss Event occurs with respect to Valuation Date “t”. The Cash Weight with respect to the Cash Asset Return on Valuation Date “t” shall be 0%.

FWP–7

Step 4: Calculate the Portfolio Return and the Daily Portfolio Factor on Valuation Date “t”, assuming a range of Realized Volatility Indicator and Implied Volatility Trend Indicator levels on such Valuation Date “t”

The Portfolio Return and the Daily Portfolio Factor on Valuation Date “t” will depend on the applicable Realized Volatility Indicator and Implied Volatility Trend Indicator, both calculated as of the second index business day immediately preceding Valuation Date “t” in accordance with the formulae under “Realized Volatility Indicator” and “Implied Volatility Trend Indicator” above, respectively.

Example 1: If the Realized Volatility Indicator is less than 10% and the Implied Volatility Trend Indicator equals “Downtrend”, the Equity Weight will be 97.5% and the Volatility Weight will be 2.5%. The Portfolio Return and the Daily Portfolio Factor on Valuation Date “t” will be calculated as follows:

Portfolio Return = (97.5% × 0.095277%.) + (2.5% × -0.058970%) + (0% × 0.0006267%) = 0.0914%

Daily Portfolio Factor = Portfolio Return + 1 = 100.0914%

Example 2: If the Realized Volatility Indicator is less than 35% but greater than or equal to 20%, and the Implied Volatility Trend Indicator equals “No Trend”, the Equity Weight will be 85% and the Volatility Weight will be 15%. The Portfolio Return and the Daily Portfolio Factor on Valuation Date “t” will be calculated as follows:

Portfolio Return = (85% × 0.095277%) + (15% × -0.058970%) + (0% × 0.0006267%) = 0.0721%

Daily Portfolio Factor = Portfolio Return + 1 = 100.0721%

Example 3: If the Realized Volatility Indicator is more than 45% , and the Implied Volatility Trend Indicator equals “Uptrend”, the Equity Weight will be 60% and the Volatility Weight will be 40%. The Portfolio Return and the Daily Portfolio Factor on Valuation Date “t” will be calculated as follows:

Portfolio Return = (60% × 0.095277%)+ (40% × -0.058970%) + (0% × 0.0006267%) = 0.0336%

Daily Portfolio Factor = Portfolio Return + 1 = 100.0336%

Step 5: Calculate the Closing Indicative Value of PNAV on the Valuation Date “t”

The closing indicative value of PNAV on Valuation Date “t” shall equal (a) the closing indicative value of PNAV on Valuation Date “t-1”, times the Daily Portfolio Factor on Valuation Date “t”, minus (b) the applicable Investor Fee on Valuation Date “t”.

In example 1 above, the closing indicative value of PNAV per $100 principal amount Note on Valuation Date “t” will be calculated as follows:

$100.057884 × 100.0914% – $0.0026 = $100.146753

In example 2 above, the closing indicative value of PNAV per $100 principal amount Note on Valuation Date “t” will be calculated as follows:

$100.057884 × 100.0721% – $0.0026 = $100.1274257

In example 3 above, the closing indicative value of PNAV per $100 principal amount Note on Valuation Date “t” will be calculated as follows:

$100.057884 × 100.0336% – $0.0026 = $100.0889034

Calculation of Closing Indicative Value of PNAV on a Valuation Date on Which a Stop Loss Event Occurs

The following example sets forth the methodology used to calculate the closing indicative value of PNAV per $100 principal amount Note on a given hypothetical Valuation Date “t” with respect to which a Stop Loss Event has occurred on the preceding index business day. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. The hypothetical amount of Investor Fee calculated in the example below is the amount of Investor Fee on the hypothetical Valuation Date “t” only. The actual cumulative amount of the Investor Fee from the Initial Valuation Date to any given Valuation Date will be dependent upon the path taken by the constituent indices to arrive at their respective closing levels on the Valuation Date immediately preceding such Valuation Date. Past performance is not indicative of future results.

This example of the calculation of the closing indicative value of PNAV per $100 principal amount Note on the given hypothetical Valuation Date “t” makes the following key assumptions:

•	The closing indicative value of PNAV per $100 principal amount Note on Valuation Date “t-1” is the same as described above*;

FWP–8

•	The closing levels of the Equity Index and the Volatility Futures Index on Valuation Date “t” and “t-1” are the same as described above;

•	The Equity Index Return, the Volatility Futures Index Return and the Cash Asset Return are the same as described above;

•	The Investor Fee is the same as described above;

•	The Portfolio Value on index business day “t-2” is $97.000000;

•	The Portfolio Value on index business day “t-7” is $100.000000;

•	The value of the USD Overnight LIBOR effective as of Valuation Date “t-1” is the same as described above;

•	The number of calendar days between Valuation Date “t-1” and Valuation Date “t” is one.

*	This value is based on the assumption that all previously accrued Investor Fees have been properly accounted for.

Step 1: Determine that a Stop Loss Event occurs with respect to Valuation Date “t”

Using the Portfolio Value on index business day “t-2” and the Portfolio Value on index business day “t-7”, the 5-day Portfolio Return with respect to Valuation Date “t” is calculated on the index business day immediately preceding Valuation Date “t” as follows:

5-day Portfolio Return = $97.000000 / $100.000000 – 1 = -3.00%

Because the 5-day Portfolio Return is not greater than -2.00%, a Stop Loss Event occurs with respect to Valuation Date “t”. The Cash Weight with respect to the Cash Asset Return on Valuation Date “t” will be calculated as follows:

Cash Weight = 100% – Equity Weight – Volatility Weight = 100% – 0% – 0% = 100%

Step 2: Calculate the Portfolio Return and the Daily Portfolio Factor on Valuation Date “t”

The Portfolio Return and the Daily Portfolio Factor on Valuation Date “t” will be calculated as follows:

Portfolio Return = (0% × 0.095277%%) + (0% × -0.058970%) + (100% × 0.0006267%) = 0.0006267%

Daily Portfolio Factor = Portfolio Return + 1 = 100.0006267%

Step 3: Calculate the Closing Indicative Value of PNAV on the Valuation Date “t”

The closing indicative value of PNAV on Valuation Date “t” shall equal (a) the closing indicative value of PNAV on Valuation Date “t-1”, times the Daily Portfolio Factor on Valuation Date “t”, minus (b) the applicable Investor Fee on Valuation Date “t”.

Accordingly, the closing indicative value of PNAV per $100 principal amount Note on Valuation Date “t” will be calculated as follows:

$100.057884 × 100.0006267% – $0.0026 = $100.055911

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the valuation dates, the early redemption date, the maturity date and the redemption amount are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Baskets— Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Portfolio. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

FWP–9

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that you could be required to include any interest or dividends that are reflected in the Portfolio in ordinary income either upon the sale, redemption or maturity of the Notes or over the term of your Notes even though you will not receive any payments from us until the redemption or maturity of your Notes. Moreover, the Internal Revenue Service could potentially assert that you should be treated as if you owned the underlying components of the Portfolio. Under such a characterization, it is possible that you would be required to currently recognize ordinary income in respect of any interest or dividends that are reflected in the Portfolio and recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time either (i) a futures contract that is tracked by the Portfolio rolls or (ii) the Portfolio adjusts. If you were treated as owning the underlying components of the Portfolio, it is also possible that you would be required to mark any futures contracts in the Portfolio to market at the end of each taxable year under Section 1256 and treat such gain or loss as 60% long-term capital gain or loss and 40% short-term capital gain or loss.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your Notes as if you had sold a portion of your Notes to pay the investor fee. Moreover, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Notes is determined, even though you will not receive any amounts from the issuer in respect of your Notes prior to the redemption or maturity of your Notes. In such case, there are facts under which you could be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the redemption of your Notes at a time that is more than one year after the beginning of your holding period.

It is also possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the constituent assets of the Portfolio. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

FWP–10

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or upon early redemption is linked to the performance of the Portfolio (less the investor fee). Your investment will be fully exposed to any decline in the levels of the constituent indices and any Cash Asset, which would have the result of reducing the value of the Portfolio. Because the Notes are our senior unsecured obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors—The market value of your Notes may fluctuate between the date you purchase them and the applicable Valuation Date. You may also sustain a significant loss if you sell your Notes in the secondary market. We expect that generally the value of the Equity Index and the Volatility Futures Index and the components of each such index will affect the market value of the Notes more than any other factor. The closing indicative value of PNAV on any Valuation Date, including the Final Valuation Date or a Valuation Date with respect to early redemption, will depend on the Daily Portfolio Factor on such Valuation Date and the closing indicative value of PNAV on the immediately preceding Valuation Date. The closing indicative value of PNAV on any Valuation Date, including the Final Valuation Date or a Valuation Date with respect to early redemption, will therefore depend on the path taken by the constituent indices to reach their respective closing levels on the Final Valuation Date or the Valuation Date with respect to an early redemption. Several other factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

•

prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and the S&P 500® Index, and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index;

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the Notes;

•	interest rates;

•

economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of both the Equity Index and the Volatility Futures Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

•

The Value of the Portfolio Will Depend Upon the Success of the Strategy in Dynamically Allocating Between the Constituent Indices and any Cash Asset—The Strategy has been designed with the intention of providing investors with broad equity market exposure with an implied volatility hedge by dynamically allocating the Portfolio’s notional investments among three components: equity (represented by a notional investment in the Equity Index), volatility (represented by a notional investment in the Volatility Futures Index) and cash. The so-called “volatility hedge” component of the Portfolio is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative equity market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Strategy, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of the Portfolio’s notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of the Portfolio’s notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Portfolio). Despite these historically-observed trends, there can be no assurance that such trends will occur over the term of your Notes. In particular, it is possible that periods of higher volatility may occur during periods when the U.S. equity markets are generally increasing in value. In this scenario, under the rules of the Strategy, the higher volatility trends would likely result in the Portfolio having reduced exposure to the Equity Index, when, in fact, an investor would generally benefit from more, not less, exposure to such index. Conversely, it is possible that periods of lower volatility may occur during periods when the U.S. equity markets are generally decreasing in value. In this scenario, under

FWP–11

the rules of the Strategy, the lower volatility trends would likely result in an increased exposure to the Volatility Futures Index, in fact, an investor would generally benefit from less, not more, exposure to such index. Therefore, if the correlations between the U.S. equity markets and market volatility do not behave over the term of the Notes as they have historically tended to behave, the Strategy may not be successful in allocating the Portfolio’s notional investments optimally between the equity and volatility components, and, in certain circumstances, it is possible that the dynamic allocation between the equity and volatility components could produce a lower investment return than a simple investment in the equity component alone. Accordingly, there is no assurance that the Strategy will cause the Portfolio to outperform any alternative strategy that might be employed in respect of the equity and volatility components.

•

The Value of the Portfolio Will Depend in Large Part Upon the Performance of the Equity Index—While the Strategy has been designed to provide the Portfolio with a “volatility hedge” (as described above) during periods of high volatility and rapid decline of the U.S. equity markets, the value of the Portfolio will continue to depend, in large part, on the performance of the Equity Index over the term of your Notes. Even if the Strategy is successful in dynamically allocating the Portfolio’s notional investments between the equity and volatility components, the value of the Portfolio may fall as a result of a decline in the level of the Equity Index, in particular during periods when the decline in the level of the Equity Index occurs during a period of low market volatility. This is because, under the rules of the Strategy, the lower volatility trends would likely result in the Portfolio having an increased exposure to the Equity Index. Moreover, the volatility hedge component of the Strategy is limited to a maximum allocation of 40% of the Portfolio’s notional investments, which means that at least 60% of the Portfolio’s notional investments will be exposed to the Equity Index throughout the term of your Notes (subject to the occurrence of a stop loss event as described in more detail herein). Therefore, while the volatility hedge component of the Strategy may act to mitigate a portion of the decline of the Equity Index in certain market environments, the effect of such hedge has limitations, and the value of your Notes can decline, even significantly, if the level of the Equity Index declines over the term of your Notes.

•

The Allocation of the Portfolio to the Equity and Volatility Components is Based on Realized Volatility and Implied Volatility Measurements That May Not Effectively Predict Trends in Future Volatility—The Strategy allocates the weightings of the Portfolio’s notional investments to the constituent indices based on predetermined rules. The Strategy uses a combination of historical volatility and market estimates of future volatility to predict future trends in volatility by taking into account both (1) the 22-day realized volatility of the S&P 500 Index and (2) the implied volatility trend by reference to the VIX Index. On the basis of this prediction of likely future volatility, the Strategy then allocates the Portfolio’s relative exposure to the Equity Index and the Volatility Futures Index in accordance with the pre-defined weightings specified above under “Equity Weight” and “Volatility Weight”.

There can be no assurance that the Strategy will accurately predict market volatility over time. 22-day realized volatility measures volatility over a historical period, and historical volatility may not be an accurate indicator of future market volatility. In addition, the implied volatility trend under Strategy requires the daily implied trend indicators (as defined herein) to remain constant for at least ten consecutive Valuation Dates. Therefore, even if the daily implied volatility trend indicators show an increase or a decrease in volatility for nine out of ten consecutive Valuation Dates, the resulting implied volatility trend will show that there is “no trend”, and the target allocations may not appropriately reflect future market volatility.

Moreover, although realized volatility and implied volatility have tended historically to exhibit positive correlation, there may be periods during which the Portfolio’s realized volatility and implied volatility measures are negatively correlated. In particular, it is possible that the Portfolio’s realized volatility measure shows an increase in historical volatility while the Portfolio’s implied volatility measure estimates a decrease in future volatility, or vice versa. If the correlations between the Portfolio’s realized volatility and implied volatility measures do not behave over the term of the Notes as they have historically tended to behave, the Strategy may not be successful in allocating optimally the Portfolio’s notional investments between the equity and volatility components.

Accordingly, there is no assurance that the Strategy’s method of assessing market volatility is the most effective way to predict patterns of volatility. As a result, if the Strategy fails to predict trends of volatility accurately, then the Strategy may not be successful in allocating the Portfolio’s notional investments optimally between the constituent indices, which may adversely impact the market value of your Notes and the amount you receive at maturity.

•

The Strategy Allocates the Portfolio’s Notional Investments to the Equity and Volatility Components in Accordance with Pre-Defined Weightings That May Not Be Optimal—Subject to the occurrence of a stop loss event, the equity and volatility components comprise 100% of the Portfolio. Their respective weightings are established by reference to the Strategy’s calculation of realized volatility and implied volatility trends (as discussed above) in accordance with the pre-defined weightings specified above under “Equity Weight” and “Volatility Weight”. For example, when realized volatility is low and implied volatility is exhibiting a downtrend, more weight is allocated to the equity component in accordance with pre-defined rules. Conversely, when realized volatility is high and implied volatility exhibiting an uptrend, more weight is allocated to the volatility component. However, even if the Strategy is accurate in predicting volatility trends, the pre-defined

FWP–12

weightings between the equity and volatility components as specified herein may not be the most optimal allocations at any given moment over the term of your Notes. Therefore, there is no assurance that the weightings determined by the Strategy will outperform any alternative strategy that might reflect different weighting of the equity and volatility components.

•

The Stop Loss Feature of the Strategy Does Not Ensure That Losses Are Limited to 2%—Although the stop loss feature of the Strategy is designed to mitigate against losses in the Portfolio by moving the Portfolio’s notional investments into a 100% cash position if the Portfolio has lost 2% or more of its value over any five index business day period, it does not ensure that any losses resulting from a decrease in the value of the Portfolio will be limited to 2%. For example, suppose that on “day t-7” the Portfolio Value is 113.50 on “day t-6” the Portfolio Value is 108.17, on “day t-2” the Portfolio Value is 110.11 and on “day t-1” the Portfolio Value is 109.34. On “day t-1”, a stop loss event would be deemed to have occurred because the 5-day Portfolio Return would be approximately -3.0% (i.e., 110.11/113.50 – 1) over the immediately preceding five index business day period. On “day t”, that stop loss event would be deemed to have ended because the Portfolio Value would have increased by approximately 1.1% (i.e., 109.34/108.17 – 1) over the immediately preceding five consecutive index business day period. Nonetheless, the overall Portfolio Value will have fallen by approximately 3.7% (i.e., 109.34/113.50 – 1) over the period beginning on “day t-7” and ending on “day t-1”. Therefore, the stop loss feature does not ensure that a decline in Portfolio Value is limited to 2%.

•

The Stop Loss Feature of the Strategy Will Only Put the Portfolio into an All Cash Position for a Maximum of Five Consecutive Valuation Dates—The period during which the Portfolio will be in a stop loss position can be as short as one Valuation Date (e.g., if on the following Valuation Date, the 5-day Portfolio Return is greater than -2.0%) and no longer than five consecutive Valuation Dates (given that five consecutive Valuation Dates in a cash position will necessarily result in a 5-day Portfolio Return of 0%). Following the termination of a stop loss event, 100% of the Portfolio’s notional investments will be allocated back into the equity and volatility components at the close of the applicable Valuation Date, in accordance with the steps described elsewhere in this free writing prospectus, and the Portfolio’s notional investments will not go back into an all-cash position until another stop loss event has occurred. Accordingly, the value of the Portfolio is subject to declines and perhaps significant declines during the periods between the termination of one stop loss event and the commencement of the next step loss event, if one occurs.

•

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the Equity Index, the Volatility Futures Index or the VIX Index Could Affect the Amount Payable on Your Notes and Their Market Value—The policies of the index sponsor concerning the calculation of the value of constituent indices and the policies of the CBOE concerning the calculation of the value of the VIX Index, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in constituent indices or the VIX Index, respectively, could affect the value of the Portfolio, a constituent index or other index used to calculate the value of the Portfolio and, therefore, the amount payable on your Notes at maturity and the market value of your Notes prior to maturity.

The index sponsor can add, delete or substitute the equity securities underlying the Equity Index or make other methodological changes that could change the value of the Equity Index. The index sponsor can also add, delete or substitute the futures contracts underlying the Volatility Futures Index or make other methodological changes that could change the value of the Volatility Futures Index and the value of the Portfolio. The changing of equity securities included in the Equity Index may affect the Equity Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the value of the VIX Index. The changing of the futures contracts underlying the Volatility Futures Index may affect the performance of the Volatility Futures Index in similar ways. Any such changes may consequently affect the performance of the Portfolio. Additionally, the index sponsor may alter, discontinue or suspend calculation or dissemination of either constituent index. Any of these actions could adversely affect the value of your Notes. The index sponsor has no obligation to consider your interests in calculating or revising either of the Constituent indices.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your Notes. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your Notes. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your Notes. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value.

If events such as these occur, or if the value of Portfolio cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Portfolio. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the accompanying prospectus supplement.

FWP–13

•

The Strategy and the Portfolio Have Been Created for the Purpose of Issuing the Notes; the Volatility Futures Index Has Limited Historical Information, and It Will be Difficult to Compare the Performance of the Portfolio to the Equity Index Over the Term of the Notes—The Strategy and the Portfolio have been created by Barclays Bank PLC for the purpose of issuing the Notes. No historical information, therefore, is available with respect to the Strategy or the Portfolio. In addition, the Volatility Futures Index was created in December 2008, and the index sponsor has published limited information about how the Volatility Futures Index would have performed had it been calculated prior to that time. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Strategy, the Portfolio, the Volatility Futures Index and the VIX Index futures that underlie the Volatility Futures Index are of recent origin and limited or no historical performance data exists with respect to them, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more strategies or investment portfolios with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Strategy or the constituent indices make use of as the basis for an investment decision.

•

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time—We and our affiliates are not affiliated with the index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the index sponsor’s methods or policies relating to the calculation of either constituent index in its capacity as the sponsor of the either constituent index or other index used to calculate the value of the Portfolio. The index sponsor is not under any obligation to continue to calculate either constituent index or any other index used to calculate the value of the Portfolio or required to calculate any successor index. If the index sponsor discontinues or suspends the calculation of either constituent index or any other index used to calculate the value of the Portfolio, it may become difficult to determine the value of the Notes or the amount payable at maturity. The calculation agent may designate a successor constituent index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to either constituent index or any other index used to calculate the value of the Portfolio exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the accompanying prospectus supplement. All disclosure in this free writing prospectus regarding and the constituent indices is derived from publicly available information. We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into the constituent indices and the index sponsor. The index sponsor has no obligation to consider your interests as a holder of the Notes.

•

Historical Values of the Constituent Indices Should Not Be Taken as an Indication of the Future Performance of the Constituent Indices During the Term of the Notes—It is impossible to predict whether levels of the constituent indices will rise or fall. The actual performance of the Portfolio over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical values of the constituent indices.

•

Changing Prices of the Futures Contracts Included in the Volatility Futures Index May Result in a Reduced Amount Payable at Maturity—The Volatility Futures Index is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Volatility Futures Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, futures contracts held in January may specify April, May, June or July expirations. As the month of January passes, the contract expiring in April will be replaced by a contract for delivery in July. When all April contracts have been rolled into contracts for delivery in July, the rolling of futures contracts expiring in May into contracts for delivery in August will begin. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “contango”, which means that the prices of contracts are higher in the distant delivery months than in the nearer delivery months, the sale of the April contract, for example, would take place at a price that is lower than the price of the July contract, thereby resulting in a cost to “roll” the futures (a “roll cost”). The actual realization of a potential roll cost will be dependent upon the difference in price of the April contract and the July contract. Many of the contracts included in the Volatility Futures Index have historically traded in “contango” markets. The VIX Index futures have frequently exhibited very high contango in the past, resulting in a significant roll cost, which could adversely affect the value of the Volatility Futures Index and thus the value of the Portfolio, and, accordingly, decrease the payment you receive at maturity. If the market is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the April contract, for example, would take place at a price that is higher than the price of the July contract, thereby creating a “roll yield”. The contracts included in the Volatility Futures Index have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times.

FWP–14

•

The Volatility Futures Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges—The Volatility Futures Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, the Volatility Futures Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated markets in other countries. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Volatility Futures Index, may be subject to certain risks not presented by exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

•

Even If the Value of the Portfolio Increases Upon Payment at Maturity or Early Redemption, You May Receive Less Than the Principal Amount of Your Notes—Because the investor fee reduces the amount of your return at maturity, and the investor fee reduces the amount of your return upon early redemption, the value of the Portfolio must increase by a percentage equal to the applicable fees and charges in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Notes. If the value of the Portfolio decreases or does not increase sufficiently to offset the investor fee, you will receive less than the principal amount of your investment at maturity or upon early redemption of your Notes.

•

There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them—You must redeem at least 100 Notes at one time in order to exercise your right to redeem your Notes on any early redemption date. You may only redeem your Notes on an early redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Notes on the applicable early redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Early Redemption Procedures” in this free writing prospectus for more information.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities or contracts underlying the constituent indices would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity or upon early redemption described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. As discussed above, you may elect to redeem your Notes, but your right to redemption is subject the conditions and procedures described in this free writing prospectus, including the requirement that you redeem at least 100 Notes at one time. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

FWP–15

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

Early Redemption Procedures

You may elect to redeem your Notes prior to maturity at an amount equal to the redemption amount specified on the cover page of this free writing prospectus, subject to a minimum redemption amount of at least 100 Notes ($10,000 aggregate principal amount). To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, that specifies your designated Valuation Date for early redemption. The notice must be delivered to us via email by no later than 4:00 p.m., New York City time, on an index business day during the term of the Notes prior to the designated Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. Your notice of redemption will be deemed effective on the day on which we or our affiliate acknowledge receipt of your confirmation; we or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the redemption amount no later than the first business day following the applicable Valuation Date;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the redemption amount, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable early redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The Constituent Indices

The S&P 500® Index and the Equity Index

The following section describes each the S&P 500® Index (the “S&P 500”) and the Equity Index.

S&P 500® Index

The S&P 500 is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 is calculated, maintained and published by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (the “index sponsor”) and is reported by Bloomberg L.P. under the ticker symbol “SPX <Index>”.

Composition of the S&P 500

The index sponsor chooses companies for inclusion in the S&P 500 with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Relevant criteria employed by the index sponsor for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. operating

FWP–16

companies and not a closed-end fund, holding company, tracking stock, partnership, investment vehicle or royalty trust). The ten main groups of companies that comprise the S&P 500 include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 to achieve the objectives stated above.

The S&P 500 does not reflect the payment of dividends on the stocks included in the S&P 500.

Computation of the S&P 500

As of September 16, 2005, the index sponsor has used a full float-adjusted formula to calculate the S&P 500. With a float-adjusted index, the share counts used in calculating the S&P 500 will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500 is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflects float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceeds 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500’s calculation. In addition, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spin-offs) will be made as soon as reasonably possible. Other changes in investable weight factors will be made annually, in September when investable weight factors are reviewed.

As discussed above, the level of the S&P 500 is the quotient of (1) the total float-adjusted market capitalization of the S&P 500’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index levels is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the S&P 500, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500 since the base date. The index divisor is adjusted such that the index level at an instant just prior to a change in base capital equals the index level at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 and do not require adjustments to the index divisor.

Additional information on the S&P 500 is available on the following website:

http://www.standardandpoors.com.

FWP–17

S&P 500® Total Return Index™

The total return version of the S&P 500 Index, the Equity Index, is calculated in the same manner as the S&P 500 described above; however, the difference between the S&P 500 and the Equity Index is that the S&P 500 reflects changes in the prices of its underlying stocks, while the Equity Index reflects both changes in stock prices and the reinvestment of the dividend income from its underlying stocks.

Specifically, in calculating the Equity Index, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the Equity Index reflects both ordinary and special dividends.

The level of the Equity Index is reported on Bloomberg page “SPXT <Index>”.

The S&P 500 Mid-Term VIX Futures™ Index TR

The Volatility Futures Index seeks to provide investors with exposure to three or more maturities of futures contracts on the CBOE Volatility Index® (the “VIX Index”), which reflects forward implied volatility of the S&P 500 at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500.

The Volatility Futures Index is an index composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and is intended to reflect the returns that are potentially available through an unleveraged investment in those contracts plus the rate of interest that could be earned on the return on the notional value of the Volatility Futures Index at the specified Treasury Bills rate, which is then reinvested in the Volatility Futures Index. The Volatility Futures Index is calculated, maintained and published by the index sponsor and is reported by Bloomberg under the ticker symbol “SPVXMTR”.

The Volatility Futures Index is a rolling index, which rolls on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Volatility Futures Index is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Volatility Futures Index operates by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on Volatility Futures Index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position, and the Volatility Futures Index is a “rolling index”. The constant weighted average maturity for the futures underlying the Volatility Futures Index is five months.

A “Volatility Futures Index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

CBOE Volatility Index® (VIX)

We have derived all information contained in this free writing prospectus regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500. During periods of market instability, the implied level of volatility of the S&P 500 typically increases and, consequently, the prices of options linked to the S&P 500 typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, The VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500 (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independently of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500 as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight

FWP–18

days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. The VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500 will increase may buy futures on the VIX Index, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500 will decline may sell futures on the VIX Index, expecting that the level of the VIX Index will fall.

Futures Markets

The Volatility Futures Index is composed of one or more futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Volatility Futures Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Calculation of the Volatility Futures Index

The Volatility Futures Index measures the return from a rolling long position in the fourth, fifth, sixth and seventh month VIX Index futures contracts. The Volatility Futures Index rolls continuously throughout each month from the fourth month VIX Index futures contract into the seventh month VIX Index futures contract. On any Volatility Futures Index business day, t, the Volatility Futures Index is calculated as follows:

IndexTRt = IndexTRt-1 * (1+ CDRt + TBRt)

FWP–19

where:

IndexERt-1 = The Volatility Futures Index on the preceding Volatility Futures Index business day.

CDRt = Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding Volatility Futures Index business day.

TWDOt Total Dollar Weight Obtained on t, as determined by the following formula for the Volatility Futures Index:

TWDIt-1 Total Dollar Weight Obtained on t-1, as determined by the following formula for the Volatility Futures Index:

where:

m = 4

n = 7

CRWi,t = Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi,t = Daily Contract Reference Price of the ith VIX Futures Contract on date t.

TBRt = Treasury Bill Return, as determined by the following formula:

Deltat	= the number of calendar days between the current and previous business days.

TBARt-1	= the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day. Generally the rates are announced by the US Treasury on each Monday. On Mondays that are bank holidays, Friday’s rates will apply. The Bloomberg ticker is USB3MTA.

Contract Rebalancing

The roll period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date (“roll period”). Thus, the Volatility Futures Index is rolling on a continual basis. On the Volatility Futures Index business day after the current roll period ends the following roll period will begin. In calculating the total return of the Volatility Futures Index, the Contract Roll Weights (CRWi,t) of each of the contracts in the Volatility Futures Index, on a given Volatility Futures Index business day, t, are determined as follows:

FWP–20

where:

dt =	The total number of business days in the current roll period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =	The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the roll period, all of the weight is allocated to the fourth, fifth, sixth and seventh month contracts. Then on each subsequent business day a fraction of the fourth month VIX Index futures holding is sold and an equal notional amount of the seventh month VIX Index futures is bought. The fraction, or quantity, is proportional to the number of fourth month VIX Index futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way the initial position in the fourth month contract is progressively moved to the seventh month contract over the course of the month, until the following roll period starts when the old fifth month VIX Index futures contract becomes the new fourth month VIX Index futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the Volatility Futures Index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX Index futures were listed. For the purpose of historical Volatility Futures Index calculations, the following assumptions have been made in interpolating VIX Index futures contract prices from near-by listed contracts.

When ith future was not listed, but ith +1 and ith -1 futures were listed, the following interpolation has been assumed:

When ith and ith +1 futures were not listed, but ith +2 and ith -1 futures were listed, the following interpolation has been assumed:

When ith , ith +1 and ith +2 futures were not listed, the following interpolation has been assumed:

Where:

Ti = Expiration of the ith VIX Index Futures contract; and

BDays = Number of business days between VIX Futures Expiration Days.

Base Date and Launch Date of the Volatility Futures Index

The base date for the Volatility Futures Index is December 20, 2005 at a base value of 100,000.

Governance of the Volatility Futures Index

The S&P 500 VIX Futures Index Committee (the “Index Committee”) maintains the Volatility Futures Index. Index Committee meets regularly. At each meeting, the Index Committee reviews any significant market events. In addition, the Index Committee may revise Index policy for timing of rebalancings or other matters.

The index sponsor considers information about changes to its U.S. indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Historical Closing Values of the Equity Index

The following graph sets forth the historical performance of the Equity Index based on the daily Index closing level from December 20, 2005 through November 12, 2010. The closing level of the Equity Index on November 12, 2010 was 2010.569.

FWP–21

We obtained the closing levels of the Equity Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Equity Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Equity Index on the final valuation date. We cannot give you assurance that the performance of the Equity Index will result in the return of any of your initial investment.

Historical Closing Values of the Volatility Futures Index

The following graph illustrates the performance of the Volatility Futures Index from December 20, 2005 through November 12, 2010. Data from that date to the index commencement date represents hypothetical values s if the Volatility Futures Index had been established on December 20, 2005 and calculated accordingly to the methodology described above since that date. Data for dates from and including the index commencement date represent the actual values of the Volatility Futures Index as calculated on such dates.

We obtained the closing levels of the Equity Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Equity Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Equity Index on the final valuation date. We cannot give you assurance that the performance of the Equity Index will result in the return of any of your initial investment

FWP–22

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

FWP–23

Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility Trends and Hypothetical Equity and Volatility Allocations

The following graph illustrates the 22-day realized volatility environment from December 2005 to November 2010.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph illustrates the implied volatility environment from December 2005 to November 2010 by reference to the CBOE Volatility Index®.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

FWP–24

The following diagram illustrates the hypothetical percentage allocations to the equity, volatility and cash components of the Portfolio from December 2005 to November 2010. All dates are hypothetical and assume that the Portfolio was launched in December 2005).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

LICENSE AGREEMENT

We have entered into an agreement with S&P, the index sponsor, that provides us and our affiliates with a non-transferable, limited, non-exclusive (except as provided below) and worldwide license, for a fee, with the right to use the constituent indices in connection with certain securities.

The index sponsor expressly agrees and acknowledges that the grant of rights to use the constituent indices as a component of the Notes shall be on an exclusive basis for an eighteen month period commencing on the effective date of the license agreement.

MODIFICATIONS TO THE CONSTITUENT INDICES

The index sponsor may revise the method of calculating the Equity Index or other matters as described above. The effect of any such changes is described in the accompanying prospectus supplement under “Specific Terms of the Securities—Discontinuance, Modification or Unavailability of an Index”. The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the level of the Equity Index based on the closing prices published by the exchange or, if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the Equity Index. If an exchange fails to open due to unforeseen circumstances, the Equity Index will use the prior day’s closing prices. If all exchanges fail to open, S&P may determine not to publish the Equity Index for that day.

The index sponsor may revise Volatility Futures Index policy covering rules for selecting companies, treatment of dividends, share counts or other matters as described above under “Governance of the Volatility Futures Index”. The index sponsor may also make determinations relating to market disruption and force majeure events as described below.

FWP–25

If the index sponsor discontinues publication of either constituent index, and Barclays Capital or any other person or entity publishes an index that the calculation agent determines is comparable to that index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of that index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of either constituent index is discontinued and there is no successor index, or that the closing value of a constituent index is not available for any reason, on the date on which the value of such constituent index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.

If the calculation agent determines that any constituent index or the method of calculating any constituent index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to that index or method of calculating that index as it believes are appropriate to ensure that the value of that index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this free writing prospectus for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described in the accompanying prospectus supplement under “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof.”

DISCLAIMER

The Notes are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes or in the ability of either Index to track market performance. S&P’s and CBOE’s only relationship to Barclays is the licensing of certain trademarks and trade names of S&P, CBOE and the constituent indices which are determined, composed and calculated by S&P without regard to Barclays or the Notes. S&P has no obligation to take the needs of Barclays or the owners of the Notes into consideration in determining, composing or calculating the Equity Index or the Volatility Futures Index. S&P and CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the Notes.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE CONSTITUENT INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE CONSTITUENT INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “S&P 500 VIX Mid-Term Futures™”, “S&P 500® Total Return Index™” and “S&P 500® Total Return Index™” are trademarks of Standard & Poor’s Financial Services LLC. “VIX” is a registered trademark of the CBOE and has been licensed for use by the index sponsor.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP–26

Delivery of the Notes may be made against payment for the Notes more than three business days following the initial valuation date for the Notes (that is, the Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

FWP–27

ANNEX A

NOTICE OF REDEMPTION

To: etndesk@barcap.com

Subject: Notice of Redemption, CUSIP No. [                    ]

[BODY OF EMAIL]

Name of holder: [                            ]

Number of Notes to be redeemed: [                    ]

Valuation Date designated for Early Redemption: [            ], 20 [    ]

Redemption Notice Date: [                    ]

Contact Name: [                            ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the free writing prospectus relating to the Notes are satisfied.

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:  212-526-7618

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, due [                    ], Linked to the Performance of the S&P 500® Total Return Index and the S&P 500® VIX Mid-Term Futures TM Index (Total Return) CUSIP [    ] (the “Notes”) , hereby irrevocably elects to exercise, on the Early Redemption Date of                     , with respect to the number of Notes indicated below, as of the date hereof, the early redemption right as described in the pricing supplement relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade with respect to the number of Notes specified below at a price equal to the Redemption Amount, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Early Redemption Date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax: E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 100 Notes at one time in order to exercise your right to redeem your Notes on the Early Redemption Date.)